CONSENT OF WILLIAM LYTLE

The undersigned hereby consents to the references to, and the information derived from the report titled “NI 43-101 Technical Report Feasibility Study on the Fekola Gold Project in Mali” dated effective June 30, 2015, and to the references, as applicable, to the undersigned's name included in or incorporated by reference in this registration statement on Form S-8 of B2Gold Corp.

/s/ William Lytle
William Lytle

June 17, 2019